Exhibit 99.1

For release April 16, 2003, at 4:00 p.m. Eastern

Planar posts record quarterly sales, strong earnings;

reiterates prior guidance for fiscal 2003

BEAVERTON, Ore. – April 16, 2003 – Planar Systems, Inc. (Nasdaq:PLNR), a worldwide leader in flat-panel display systems, recorded sales of $60.1 million in the second quarter of its fiscal 2003, up 23 percent over last year’s second quarter and six percent over the first quarter of this fiscal year. Net income per diluted share in the quarter ended March 28, 2003, was $0.25; the highest quarterly bottom-line result since 2001, and up from $0.18 a year ago and $0.19 last quarter.

“The company turned in an excellent quarter and I’m pleased to report we’ve delivered on our promises,” said Balaji Krishnamurthy, chairman, president and CEO.

Gross profit in the quarter reached a record $19.4 million, or a margin of 32.2 percent of sales. This represents significant improvement in gross margin over both 27.0 percent recorded a year ago and 29.5 percent last quarter.

Sales of $20.1 million were recorded in the company’s commercial segment, up 52 percent over last year’s second quarter and 24 percent over this year’s first quarter.

Sequential improvement in the segment was driven by strong growth in desktop monitor sales and by new business with Planar-branded, large-format plasma displays.

“Our commercial business has rebounded nicely from the December quarter, and continues to strengthen its contribution to Planar’s value in ways far beyond its bottom line,” said Krishnamurthy. “The supply chain and channel management expertise we’ve developed with these products provides a significant competitive advantage not just in this market but in our medical and industrial businesses as well.”

The company’s medical segment turned in second-quarter sales of $22.9 million, up about 27 percent year-over-year and down about two percent sequentially. Excluding the planned conclusion of business with a single customer, ongoing business grew about four percent over last quarter.

“The integration of DOME Imaging Systems is virtually complete, providing us deeper penetration into healthcare markets with the industry’s most extensive range of medical display products,” continued Krishnamurthy. “With the increased scale of our product portfolio and operating efficiencies from the combination, we’re now successfully selling through on-line and value-added-reseller channels in addition to our long-term OEM customers.”

Planar’s industrial segment recorded sales of $17.2 million, down about three percent and one percent versus the year-ago quarter and last quarter, respectively. Business in this market has demonstrated a high correlation with overall activity in the economy. New design wins were landed during the quarter, several with EL-based products, and a new, modular display product designed specifically for kiosk applications received early validation from select customers.

“We believe the industrial market has good long-term potential, and we remain poised to capitalize on future growth opportunities while generating excellent profitability today,” Krishnamurthy said. “The strength of our strategy and execution is reflected in the fact that, despite the deliberate pruning of low-profitability business from our portfolio, we’ve managed to maintain flat revenue in that segment in recent quarters.”

Overall, Planar’s second quarter sales outside the U.S. were 22 percent of the total, holding steady with prior quarters. Backlog ended the period up slightly from the first quarter, though an increasing portion of Planar’s business operates without any significant level of backlog.

The company generated $8.4 million in cash during the second quarter, and paid $10.9 million against debt principal. Cash generation from operations has been strong in recent quarters due to solid profitability and capital expenditures well below depreciation and amortization.

Significant progress improving manufacturing efficiency was achieved during the quarter. The transition of monochrome LCD production to an offshore partner has been completed, resulting in improved gross margins. The consolidation of all EL production in the company’s Finland facility is expected during the fourth quarter of this fiscal year.

“Planar is operating with greater efficiency than ever before, with annualized sales per employee now nearly half-a-million dollars. By levering our core competencies in technology, supply-chain and channel management across our business segments, we’re creating stronger connections with customers and building long-term value for shareholders,” concluded Krishnamurthy.

BUSINESS OUTLOOK

The following statements are forward looking and actual results may differ materially. Based on current expectations and performance to date, the company is reiterating its earlier-published expectations for the balance of fiscal 2003 as follows:

•	The company expects sales of approximately $230 million in fiscal 2003, of which commercial segment sales are expected to be between $70 million and $80 million.

•	Gross margins are expected to be in the range of 31 to 32 percent of sales for fiscal 2003.

•	Operating income is anticipated to be about 10 percent of sales in fiscal 2003.

•	The effective tax rate in fiscal 2003 is expected to be about 34 percent.

•	The company expects net income in fiscal 2003 of approximately $1.00 per diluted share.

•	Cash from operations (defined as net income, plus depreciation and amortization, less capital expenditures) is expected to total about $20 million during fiscal 2003.

Results and operational highlights for the second quarter will be discussed by Krishnamurthy and CFO Steve Buhaly in a conference call today, April 16, 2003, beginning at 5:00 p.m. Eastern Time. The call can be heard via the Internet through a link on Planar’s Web site, www.planar.com, or through numerous other investor sites, and will be available for replay through April 30, 2003. The company intends to post on its Web site a transcript of the prepared management commentary from the conference call within 24 hours after the conclusion of the call.

ABOUT PLANAR

Planar Systems is a worldwide leader in flat-panel display systems for market-specific applications. The company specializes in collaborative relationships with customers and channel partners, drawing from a global supply chain network to produce a range of systems from desktop monitors to high-performance displays for challenging applications in medical and industrial markets. Founded in 1983 and publicly traded on the Nasdaq National Market as ‘PLNR’, Planar is headquartered in Oregon and has operations in the United States and Europe. For more information please visit www.planar.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This press release includes forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including: domestic and international business and economic conditions, changes in the flat-panel monitor industry, changes in customer demand or ordering patterns, changes in the competitive environment including pricing pressures or technological changes, technological advances, shortages of manufacturing capacity from our third-party manufacturing partners, risks inherent in the acquisition of businesses and technologies, final settlement of contractual liabilities, future production variables impacting excess inventory and other risk factors listed from time to time in the Company’s Securities and Exchange Commission filings. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

CONTACT:

Stewart Clark, Investor Relations Director

503-748-6984 / stewart_clark@planar.com

Planar Systems, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(unaudited)

	Three months ended		Six months ended
	Mar. 28, 2003	Mar. 29, 2002	Mar. 28, 2003	Mar. 29, 2002
Sales	$60,104	$48,857	$116,847	$89,642
Cost of sales	40,726	35,658	80,703	63,991

Gross profit	19,378	13,199	36,144	25,651

Operating expenses:
Research and development, net	3,066	2,679	5,463	5,309
Sales and marketing	5,129	3,427	9,822	6,269
General and administrative	4,697	3,251	9,061	6,413
Amortization of intangible assets	708	—	1,416	—

Total operating expenses	13,600	9,357	25,762	17,991

Income from operations	5,778	3,842	10,382	7,660

Non-operating income (expense):
Interest, net	(346)	(171)	(811)	(290)
Foreign exchange, net	(51)	(29)	(83)	(31)

Net non-operating expense	(397)	(200)	(894)	(321)

Income before income taxes	5,381	3,642	9,488	7,339
Provision for income taxes	1,830	1,237	3,227	2,494

Net income	$3,551	$2,405	$6,261	$4,845

Basic net income per share	$0.25	$0.19	$0.45	$0.39

Average shares outstanding—basic	13,936	12,578	13,864	12,563

Diluted net income per share	$0.25	$0.18	$0.43	$0.36

Average shares outstanding—diluted	14,391	13,415	14,414	13,323

Planar Systems, Inc.

Consolidated Balance Sheets

(In thousands)

	Mar. 28, 2003	Sept. 27, 2002
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$37,604	$37,451
Accounts receivable	30,069	31,437
Inventories	28,659	29,305
Other current assets	13,082	13,409

Total current assets	109,414	111,602

Property, plant and equipment, net	22,218	24,669
Goodwill	49,001	49,001
Intangible assets	11,963	13,379
Other assets	7,694	7,820

	$200,290	$206,471

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$8,340	$5,330
Accrued compensation	6,577	6,006
Current portion of long-term debt and capital leases	6,298	11,923
Deferred revenue	317	603
Other current liabilities	12,875	11,307

Total current liabilities	34,407	35,169

Long-term debt and capital leases, less current portion	23,965	39,282
Other long-term liabilities	7,529	7,661

Total liabilities	65,901	82,112

Shareholders’ equity:
Common stock	119,614	117,520
Retained earnings	22,037	15,938
Accumulated other comprehensive loss	(7,262)	(9,099)

Total shareholders’ equity	134,389	124,359

	$200,290	$206,471

Planar Systems, Inc.

Consolidated Statement of Cash Flows

(In thousands)

(unaudited)

	Six months ended
	Mar. 28, 2003	Mar. 29, 2002
Cash flows from operating activities:
Net income	$6,261	$4,845
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	5,552	3,819
Deferred taxes	(28)	18
Foreign exchange loss	83	31
Decrease in accounts receivable	1,614	5,789
(Increase) decrease in inventories	818	(1,770)
(Increase) decrease in other current assets	328	(3,405)
Increase (decrease) in accounts payable	3,049	(1,457)
Increase (decrease) in accrued compensation	596	(3,111)
Increase (decrease) in deferred revenue	(289)	51
Increase (decrease) in other current liabilities	1,255	(2,199)

Net cash provided by operating activities	19,239	2,611

Cash flows from investing activities:
Purchase of property, plant and equipment	(853)	(4,065)
Increase in other long-term liabilities	109	376
Net sales (purchases) of long-term investments	156	(25)

Net cash used in investing activities	(588)	(3,714)

Cash flows from financing activities:
Payments of long-term debt and capital lease obligations	(20,942)	(994)
Stock repurchase	(162)	(38)
Net proceeds from issuance of capital stock	2,094	1,976

Net cash provided by (used in) financing activities	(19,010)	944

Effect of exchange rate changes	512	(283)

Net increase (decrease) in cash and cash equivalents	153	(442)

Cash and cash equivalents at beginning of period	37,451	22,007

Cash and cash equivalents at end of period	$37,604	$21,565